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                                                           Exhibit 8.2


                     Amendment to Global Custody Agreement

     AMENDMENT, dated February 26, 1998 to the September 8, 1997 custody agreement ("Agreement"), between The Analytic Series Fund ("Customer"), having a place of business at 700 South Flower Street, Los Angeles, CA 90017 and The Chase Manhattan Bank ("Bank"), having a place of business at 270 Park Ave., New York, N.Y. 10017-2070.

     It is hereby agreed as follows:

     Section 1. Except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

     Section 2. The Agreement is amended by deleting the investment company rider thereto and inserting, in lieu thereof, the following investment company rider:

           "A.  Add a new Section 15 to the Agreement as follows:

           15.  Compliance with SEC rule 17f-5.
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                (a)  Customer's board of directors (or equivalent body)
     (hereinafter "Board") hereby delegates to Bank, and, except as to the country or countries as to which Bank may, from time to time, advise Customer that it does not accept such delegation, Bank hereby accepts the delegation to it, of the obligation to perform as Customer's "Foreign Custody Manager" (as the term is defined in SEC rule 17f-5(a)(2), both for the purpose of selecting Eligible Foreign Custodians (as that term is defined in SEC rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been made exempt pursuant to an SEC exemptive order) to hold Assets and of evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in SEC rule 17f-5(c)(2)); provided that, the term Eligible Foreign Custodian shall not include any "Compulsory Depository." For each Compulsory Depository used or intended to be used by Customer of which Bank is advised, Bank shall provide Customer from time to time with information addressing the factors set forth in SEC Rule 17f-5(c)(1) to the extent reasonably available to Bank, together with Bank's analysis of the same (as an example of which is set forth in Appendix 1 hereto) to assist Customer in determining the appropriateness of
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     placing Assets therein. A Compulsory Depository shall mean a securities depository or clearing agency the use of which is compulsory because: (1) its use is required by law or regulation, (2) securities cannot be withdrawn from the depository, or (3) maintaining securities outside the depository is not consistent with prevailing custodial practices in the country which the depository serves. Compulsory Depositories used by Chase as of the date hereof are set forth in Appendix 1-A hereto, and as the same may be amended on notice to Customer from time to time.

           (b)   In connection with the foregoing, Bank shall:

                 (i) provide written reports notifying Customer's Board of the placement of Assets with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer's Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer's foreign custody (and until further notice from Customer such reports shall be provided not less than quarterly with respect to the placement of Assets with particular Eligible Foreign Custodians and with reasonable promptness, but not less than quarterly, upon the occurrence of any material change in the contracts, arrangements, procedures or practices with such Eligible Foreign Custodians);

                 (ii) exercise such reasonable care, prudence and diligence in performing as Customer's Foreign Custody Manager as a person having responsibility for the safekeeping of Assets would exercise.

                 (iii) in selecting an Eligible Foreign Custodian, first have determined that Assets placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Assets, including, without limitation, those factors set forth in SEC rule 17f-5(c)(1)(i)-(iv).

                 (iv) determine that the written contract with the Eligible Foreign Custodian (or, in the case
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          of an Eligible Foreign Custodian that is a securities depository or clearing agency, such contract, the rules or established practice or procedures of the depository, or any combination of the foregoing) requires that the Eligible Foreign Custodian will provide reasonable care for Assets based on the standards applicable to custodians in the relevant market. In making this determination, Bank shall consider the provisions of Rule 17f-5(c)(2), together with whether Bank shall be liable to Customer for any loss which shall occur as the result of the failure of the Eligible Foreign Custodian to exercise reasonable care with respect to the safekeeping of such Assets to the same extent that Bank would be liable to Customer if Bank were holding such Assets in New York; and

                      (v) have established a system to monitor the continued appropriateness of maintaining Assets with particular Eligible Foreign Custodians and of the governing contractual arrangements; it being understood, however, that in that event that Bank shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford Assets reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, Bank shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected Assets.

Subject to (b)(i)-(v) above, Bank is hereby authorized to place and maintain Assets on behalf of Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by Bank.

                (c) Except as expressly provided herein, Customer shall be solely responsible to assure that the maintenance of Assets hereunder complies with the rules, regulation, interpretations and exemptive orders promulgated by or under the authority of the SEC.

                (d) Bank represents to Customer that it is a U.S. Bank as defined in Rule 17f-5(a)(7). Customer represents to Bank that: (1) the Assets being placed and maintained in Bank's custody are subject to the Investment Company Act of 1940, as amended (the "1940 Act"), as the same may be amended from time to time; (2) its Board: (i)
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     has determined that it is reasonable to rely on Bank to perform as
     Customer's Foreign Custody Manager (ii) or its Foreign Custody Manager (other than Bank) shall have determined that Customer may maintain Assets in each country in which Customer's Assets shall be held hereunder and determined to accept the risks arising therefrom (including, but not limited to, a country's financial infrastructure (and including any Compulsory Depository operating in such country), prevailing custody and settlement practices, laws applicable to the safekeeping and recovery of Assets held in custody, and the likelihood of nationalization, currency controls and the like).

          B.   Add the following after the first sentence of Section 3 of the
     Agreement:

          At the request of Customer, Bank may, but need not, add to Schedule A an Eligible Foreign Custodian that is either a bank or a non-Compulsory Depository where Bank has not acted as Foreign Custody Manager with respect to the selection thereof. Bank shall notify Customer in the event that it elects not to add any such entity.

          C.   Add the following language to the end of Section 3 of the
     Agreement:

               (a) a "U.S. Bank," which shall mean a U.S. bank as defined in SEC rule 17f-5(a)(7); and

               (b) an "Eligible Foreign Custodian," which shall mean (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country's government or an agency thereof, (ii) a majority-owned direct or indirect subsidiary of a U.S. bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States; (iii) a securities depository or clearing agency, incorporated or organized under the laws of a country other than the United States, that acts as a system for the central handling of securities or equivalent book-entries in that country and that is regulated by a foreign financial regulatory authority as defined under section 2(a)(5) of the 1940 Act, (iv) a securities depository or clearing agency organized under the laws of a country other than the United States to the extent acting as a transnational system for the central handling of securities

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     or equivalent book-entries, and (v) any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

For purposes of clarity, it is agreed that as used in Section 12(a)(i), the term Subcustodian shall include neither any Eligible Foreign Custodian as to which Bank has not acted as Foreign Custody Manager nor any Compulsory Depository.

            D. Insert the following language at the beginning of the second sentence of Section 4(d): "or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar laws."

            E. Insert the following language at the beginning of the second sentence of Section 12(a)(i):

            Except with respect to those countries as to which the parties may from time to time agree in writing otherwise."

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                    THE ANALYTIC SERIES FUND


                                    By:
                                       ---------------------
                                       Title:


                                    THE CHASE MANHATTAN BANK


                                    By:
                                       ---------------------
                                       Title:

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                                  Appendix 1-A

                            Compulsory Depositories
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                                  Appendix 1-B

                       Information Regarding Country Risk
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     1.   To aid Customer's investment advisers in their determinations regarding Country Risk, Bank shall furnish Customer annually and upon the initial placing of Assets into a country the following information (check items applicable):

     A.   Opinions of local counsel concerning:

     i.   Whether applicable foreign law would restrict the access afforded
____ Customer's independent public accountants to books and records kept by an eligible foreign custodian located in that country.

     ii.  Whether applicable foreign law would restrict the Customer's ability
____ to recover its assets in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

     iii. Whether applicable foreign law would restrict the Customer's ability
____ to recover assets that are lost while under the control of an Eligible foreign Custodian located in the country.

     B.   Written information concerning:

     i.   The likelihood of expropriation, nationalization, freezes, or
____      confiscation of Customer's assets.

     ii.  Whether difficulties in converting Customer's cash and cash
____      equivalents to U.S. dollars are reasonably foreseeable.

     C.   A market report with respect to the following topics:

     (i) securities regulatory environment, (ii) foreign ownership restrictions,
     (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, and (vi) compulsory depositories (including depository evaluation).

     2. To aid Customer's investment advisers in monitoring Country Risk, Bank shall furnish Customer the following additional information:

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  Market flashes, including with respect to changes in the information in market reports.

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